June 30, 2017

LEEP Inc
CEO Delivers an Update to Shareholders

Louisville, KY
LEEP Inc. OTC: LPPI the Company

Dear Shareholders and Investors.

LEEP Inc. is continuing doing business producing and shipping structures for U.S. Government use, which includes the shipment of Mail Screening Facilities for use overseas.
In addition, we have quoted several commercial and residential projects, both in the public and private sectors, and are encouraged by the response and interest in our LeepCore panels for specific projects, both domestically and abroad.

With the Government build-up of the military we feel this offers significant opportunities for us in the coming months, and we are currently pursuing several of them.
The time is right, and the reception we are receiving to our proposals is positive and we expect some near term results. We now have product available again to satisfy near term orders, and gain a foothold in additional markets with emerging needs.

While we cannot be too specific at this time regarding the projects we are quoting and executing on, they represent both intermediate and long term growth opportunities for us when we can secure and execute on them. We can share, however, that many of them are centered on various housing solutions, and we are leveraging our experience and knowledge gained in the past from developing the LC 48 and LC 64 units for the government.

As you may know, we have recently been DTC and DWAC approved, and will keep you updated on our progress toward bringing our reporting with the SEC up to date. We are also working on patentable improvements to our panels, and modifications to the manufacturing systems, which will make our product offerings more diverse in the future.

I want to thank our shareholders for their faith, patience, and support over this long journey, particularly during the pendency of the litigation recently concluded. You are quite a resilient group, and are much appreciated. We will send other updates as things develop.

With best regards,
John H. Nordstrom
CEO, LEEP Inc,
email: investorrelations@leepinc.com
website: www.leepinc.com

About LEEP Inc.
LEEP Inc., (OTC: LPPI) is the creator and manufacturer of the LeepCore Steel SIP (structural insulated panel). The revolutionary building material designed for the 21st Century. LeepCore is a galvanized steel skin, polyurethane foam core, load-bearing SIP that is used to construct walls, roofs and floors. LeepCore constructed buildings are stronger, lighter, and quicker to erect than with traditional building materials.